EXHIBIT 23.5

Consent of Merrill Lynch

We hereby consent to the use of our opinion letter dated July 21, 2003 to the Board of Directors of Neuberger Berman Inc. included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Lehman Brothers Holdings Inc. relating to the proposed merger of Neuberger Berman Inc., with and into Ruby Acquisition Company, a wholly owned subsidiary of Lehman Brothers Holdings Inc., and to the references to such opinion and our name contained in such Proxy Statement/ Prospectus in Neuberger Berman’s letter to stockholders and under the captions “Summary—Opinion of Merrill Lynch,” “Special Note Concerning Forward-Looking Statements,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Neuberger Board; Reasons for the Merger” and “The Merger—Opinion of Merrill Lynch.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:  /s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

August 14, 2003